Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Privacore PCAAM Alternative Growth Fund of our report dated May 30, 2025, relating to the financial statements and financial highlights of Privacore PCAAM Alternative Growth Fund, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

June 27, 2025